UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2007

ACA CAPITAL HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-33111	75-3170112
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

140 Broadway
New York, New York
10005

(Address of principal executive offices)

(212) 375-2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

Item 3.01.                                          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

                On December 13, 2007, ACA Capital Holdings, Inc. (“ACA Capital”) announced that on December 7, 2007 it was notified by the New York Stock Exchange (“NYSE”) of its non-compliance with the NYSE’s continued listing standards.  ACA Capital is considered “below criteria” due to the fact that its total market capitalization is less than $75 million over a consecutive 30 trading-day period and its stockholders’ equity is less than $75 million.  The NYSE will make available on its consolidated tape beginning on December 14, 2007, an indicator, “.BC,” indicating that ACA Capital is below the NYSE’s quantitative continued listing standards.

Under applicable rules and regulations of the NYSE, ACA Capital must respond to the NYSE within 45 days from receipt of the notice with a business plan that demonstrates its ability to achieve compliance with the continued listing standards.  ACA Capital does not believe that it can take steps which will permit it to satisfy the financial continued listing criteria of the NYSE within the 18 month cure period provided for under the NYSE rules and regulations.  Therefore, ACA Capital does not intend to submit a plan to the NYSE.  ACA Capital has been informed by the NYSE that it will commence suspension and delisting procedures as a result of the failure to submit a plan.

On December 13, 2007, ACA Capital issued a press release reporting that it has received the notification from the NYSE.  The full text of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

99.1                           Press Release of ACA Capital Holdings, Inc. dated December 13, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACA CAPITAL HOLDINGS, INC.

Dated: December 13, 2007	By:	/s/ Nora J. Dahlman
		Name:	Nora J. Dahlman
		Title:	Senior Managing Director, General Counsel and
Secretary

EXHIBIT INDEX

Exhibit No.	Title
99.1	Press Release of ACA Capital Holdings, Inc. dated December 13, 2007.